EXHIBIT 10.15

LICENSING AGREEMENT

This Licensing Agreement (“Agreement”) is made effective as of January 19, 2018 (the “Effective Date”) by and between United Cannabis Corporation, (“UCANN”) and FLRish IP, LLC (“Licensee”). UCANN and Licensee may be referred to herein collectively as the “Parties.”

WHEREAS, UCANN has been granted US Patent 9,730,911 B2, dated August 15, 2017, for methods of extracting, preparing and using cannabis “Patent”; and

WHEREAS, Licensee is manufacturing certain products as listed in Exhibit A hereto (Products) that utilize methods of extracting, preparing and using cannabis that are covered by the Patent, and

WHEREAS, Licensee desires to license from UCANN the rights to use the Patent, and UCANN is authorized to grant the rights as permitted in this Agreement; and,

NOW, THEREFORE, in consideration of the promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

DEFINITIONS. The following terms shall have the following definitions for the purposes of this Licensing Agreement.

1.1

Products. The term "Product" or "Products" shall mean any of the products described on Schedule A, attached hereto and incorporated herein by reference, as such Schedule A may be amended from time to time by addition of products manufactured at the direction of Licensee covered by the Patent. Licensee shall not license or manufacture any products that at the time of such license or manufacture are the same as products that are manufactured by Advesa Wellness and sold under the “Prana” brand name.

1.2

Patent. The term patent shall mean US Patent 9,730,911 B2, dated August 15, 2017, a copy of which is attached hereto and incorporated herein by reference, as Schedule B.

2.

LICENSE GRANT

2.1

License. Subject to the terms and conditions of this Agreement, UCANN hereby grants Licensee, for the Term (as defined below) and in the Territory (as defined below) the following limited non-exclusive, non-transferrable, non-assignable right and license to use the Patent, only as approved by UCANN pursuant to the terms of this Agreement.

2.2

Reserved Rights.

(a)

All rights not expressly licensed to the Licensee hereunder are expressly reserved by UCANN.

(b)

Nothing in this Agreement shall be construed or interpreted so as to preclude UCANN from granting any other right or license to any third party, whether or not such party is a competitor of licensee, for the use of any of the Patents.

2.3

Restrictions on Licensee.

(a)

Licensee shall not enter into a licensing agreement or any similar arrangement where the Licensee or any of Licensee’s owners, employees, or affiliates are permitted to profit from, market, or sell any products related to or similar to the Products, or any other intellectual property or product of UCANN, except for as expressly authorized by this Agreement or by UCANN in writing. If Licensee enters into a licensing agreement or any agreement similar to this Agreement with a permitted entity pursuant to this Section 2.3(a), the terms of any such agreement shall be no more favorable to such permitted entity than the terms of any agreement between UCANN and Licensee.

(b)

The license granted under this Agreement is specifically set forth herein, and no licenses are granted by UCANN to Licensee by implication or estoppel. This Agreement shall not be construed to give Licensee any vested right, title, or interest to the Patent, or except as authorized under this Agreement.

2.4

Third Party Manufacturers. The Products will be manufactured by a company or companies, which are mutually acceptable to UCANN and Licensee. While so designated such third party manufacturers shall not be required to execute a separate License Agreement for the Patent and Trade Secrets relating thereto, but are required to execute an Agreement identifying UCANN as a third party beneficiary with respect to the terms relating to Improvements, below, and to execute a confidentiality agreement with terms substantially similar to those contained herein. UCANN shall not unreasonably withhold approval of a third party manufacturer. The initial manufacturer of the Products shall be Advesa Wellness, a California mutual benefit corporation.

Upon request by UCANN and contingent upon a reduction in the cost of manufacturing by Advesa Wellness equivalent to the Royalties, the Licensee shall pay the Fees directly to UCANN. For any Products not manufactured by Advesa Wellness the Fees shall be payable directly to UCANN, unless otherwise agreed by the Parties.

3.

INTELLECTUAL PROPERTY. The Parties agree to cooperate in the diligent protection of the Patent. Licensee hereby agrees to the following:

3.1

Licensee acknowledges the legal validity and commercial value of UCANN’s Patent and trade secrets related thereto. Licensee shall not, at any time, file any application for intellectual property protection with the United States Patent and Trademark Office, or with any other governmental entity for the Patent or any trade secret of UCANN where such trade secret is expressed in writing or identified in writing as being a trade secret of UCANN (“Trade Secrets”). Licensee shall not use any trademarks identified on Schedule C, a copy of which is attached hereto and incorporated herein by reference and which may be amended from time to time by inclusion of applied for or granted marks obtained by UCANN which are not confusingly similar to any marks applied for or obtained by Licensee (“Licensor Marks”), or any confusingly similar mark as, as part of, a trademark, service mark, trade name, fictitious name, company or corporate name anywhere other than on the Products as authorized under this Agreement, unless expressly authorized by UCANN in writing. Any such Licensor Marks, or any confusingly similar mark, shall be immediately transferred to UCANN free of charge; and Licensee shall forfeit any and all receipts and/ or accounts receivable generated from the improper use of Licensor Marks to UCANN that arise after sixty days of inclusion of a mark as a Licensors Marks.

3.2

Licensee shall not oppose or seek to cancel or challenge, in any forum, including, but not limited to, the United States Patent and Trademark Office, the Patent or Licensors Marks. Licensee shall not object to, or file any action or lawsuit because of any use by UCANN of its official label or trademark for any goods or services, whether such use is by UCANN directly or through licensees or other authorized users.

3.3

Licensee recognizes the great legal and commercial value of the goodwill associated with the Patent, and that such goodwill has inherent and/or acquired value. Licensee shall not, during the term of this Agreement or thereafter, dispute or contest the intellectual property rights of UCANN. The Licensee further acknowledges and agrees that the Patent (including all rights therein and goodwill associated therewith) shall be and remain the exclusive sole and complete property of UCANN and its designees. The Licensee acknowledges and agrees that its use of the Patent shall not create in the Licensee, and in any parties or entities deriving rights from Licensee, any favor, right, title or interest in the Patent and that all uses of and sale of the Products by the Licensee shall inure to the benefit of the UCANN.

3.4

Licensee acknowledges that the Patent and UCANN’s intellectual property are valuable properties of UCANN, some of which qualify as trade secrets within applicable laws and regulations. Any improvements to UCANN’s Patent or Trade Secrets relating to the Patent, or subsequent inventions derived from the Patent conceived or made by Licensee or a manufacturer designated by Licensee or other party licensed by Licensee (collectively “Improvements”) shall be owned by UCANN and Licensee shall take all necessary actions to inform UCANN of such Improvements and shall take all necessary steps to assign such Improvements to UCANN.

3.5

UCANN may seek, obtain and, maintain in its own name appropriate intellectual property protection for the Patent. Licensee agrees to assist UCANN in the protection of UCANN’s rights in and to the Patent and shall provide evidence, documents, and testimony concerning the use by Licensee of the Patent, which UCANN may request for use in obtaining, defending, or enforcing rights licensed in this Agreement, or related application or registration. Licensee will promptly notify UCANN of any known or suspected use of any Patent or Product by others not duly authorized hereunder. Nothing in this Agreement requires UCANN to bring suit for the infringement of any Product or Patent. Licensee has no right to initiate an action of its own against any alleged infringer without first obtaining the prior express written approval of UCANN. Licensee will fully cooperate with UCANN in the prosecution of any infringement action, including, without limitation, by the provision of evidence and testimony in any such action. Any sums recovered as a result of any judgment or settlement of any claim pertaining to infringement of the Patent or Products shall belong exclusively to UCANN.

3.6

Licensee acknowledges that its breach or threatened breach of this Agreement will result in immediate, irremediable, and irreparable damage to UCANN for which money damages alone would be inadequate to compensate UCANN. Therefore, in the event of a breach or threatened breach of this Licensing Agreement by Licensee, UCANN may, in addition to other remedies, immediately obtain and enforce injunctive relief prohibiting the breach, continued breach or threatened breach or compelling specific performance of this Agreement. In the event of any breach or threatened breach of this Agreement by Licensee or infringement of any rights of UCANN, Licensee shall reimburse UCANN for its reasonable attorney’s fees and other related expenses.

3.7

The parties agree to execute any documents reasonably requested by the other party to effect any of the above provisions.

4.

LICENSEE’S REPRESENTATIONS AND WARRANTIES. Licensee hereby represents and warrants that:

4.1

This Agreement has been properly executed and delivered by an authorized representative of Licensee and constitutes the legal, valid and binding obligation of Licensee which is fully enforceable against Licensee in accordance with its terms. Licensee has the requisite authority to enter into this Licensing Agreement and to carry out the transactions contemplated by this Licensing Agreement.

4.2

The execution, delivery and performance by such Licensee does not violate or breach the terms of any other agreement with any third party.

4.3

Licensee currently possesses and will maintain all state and local licenses, permits and approvals of all kinds necessary to undertake the activities contemplated herein; and

4.4

Licensee will clearly and unambiguously comply with all applicable laws, rules and regulations relating to the operation of Licensee’s business, without exception.

5.

UCANN’S REPRESENTATIONS AND WARRANTIES. UCANN hereby represents and warrants that: (i) this Agreement has been properly executed and delivered by an authorized representative of UCANN and constitutes the legal, valid and binding obligation of UCANN which is fully enforceable against UCANN in accordance with its terms; and (ii) UCANN has the requisite authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by UCANN.

6.

CONFIDENTIAL INFORMATION.

6.1

Confidentiality. All nonpublic technical or business information disclosed or otherwise made available by UCANN to Licensee, the Patent, services, tools, information related to a UCANN’s business plans developed for Licensee, or other information given to Licensee and designated “Confidential” by UCANN, shall be deemed “Confidential Information.” Confidential

Information does not include any information that it is already known by Licensee as of the date such disclosure is made; is available to the Licensee from printed publications as of the date such disclosure is made or becomes publicly available through no fault of Licensee, or it is disclosed to License by an independent third party through no fault of Licensee.

6.2

Non-Disclosure. Licensee agrees that it will not disclose such Confidential Information without the prior written consent of UCANN. Licensee shall restrict disclosure of Confidential Information solely to its attorneys, principals, and employees with an actual and present need to know in order for the disclosing party to fulfill its obligations under this Agreement or if such disclosure is required by law. Licensee shall use a reasonable degree of care to prevent the unauthorized use or disclosure of Confidential Information. This provision shall survive the termination of this Agreement. Nothing contained in this Licensing Agreement shall be construed to grant Licensee any right, title or interest in or to any of Confidential Information of UCANN. All rights and title to all forms of the Confidential Information and all copies thereof shall be and remain with UCANN. Licensee shall not copy or otherwise reproduce, in whole or in part, any of UCANN’s Confidential Information without the prior written authorization of UCANN, except as may be reasonably necessary to fulfill the purposes of this Agreement.

6.3

Enforcement. Licensee agrees that its breach of this Section 5 would leave UCANN without an adequate remedy at law, and that UCANN will be entitled to seek an injunction against such breach, in addition to all other remedies available to such party. Notwithstanding anything to the contrary, it shall not be a breach of this Section for a party to disclose the existence or terms of this Licensing Agreement in order to enforce the terms hereof.

6.4

Return/Destroy Obligation. Upon the termination or expiration of this Licensing Agreement, Licensee will promptly return to UCANN all tangible copies of UCANN’s Confidential Information in Licensee’s possession or control.

7.

FEES AND PAYMENT.

7.1

Fees. In consideration for the rights and licenses granted in this Agreement, the Licensee shall pay UCANN the greater of:

7.2

a) 5% of the gross price of the Products paid by Licensee to the manufacturer of such Products; or,

7.3

b) 2.5% of the wholesale price of the Products; or,

For purposes of this section the “wholesale price” for any Product means the gross price obtained by a distributor licensed by Licensee from the sale of any Products in an arm’s length transaction with another distributor or retailer, excluding cannabis tax payments made to such distributor for remittance to taxing authorities; and, for non-arm’s length sales the average price obtained in the same quarter in arm’s length transactions multiplied by the number of units transferred or sold.

7.4

Delivery of Payment. Payments shall be delivered by Licensee to UCANN in negotiable United States currency, check or wire transfer through UCANN’s affiliated entity,

Advesa, Inc.at the following address:

Attn: Tony Verzura

6114 La Salle Avenue #223

Oakland, CA 94611

or at such other location as UCANN may, from time to time, designate in writing and with advanced notice to Licensee.

7.5

Payments. Except with respect to the fees payable through Advesa Wellness, the fee owed UCANN shall be calculated on a quarterly calendar basis (and shall be payable no later than thirty (30) days after the termination of the preceding full calendar quarter, i.e., commencing on the first (1st) day of January, April, July and October with the exception of the first and last calendar quarters which may be "short" depending upon the effective date of this Agreement. The fee obligation shall accrue upon the sale of the Licensed Products regardless of the time of collection by Licensee. For purposes of this Agreement, a Licensed Product shall be considered "sold" on the date that any affiliate, manufacture, or licensee of Licensee bills, invoices, ships, or receives payment for the Licensed Product, whichever event occurs first.

7.6

Fee Statement. Accompanying each payment of fees, Licensee shall provide Licensor with a written fee statement (“Statement”) in a form acceptable to UCANN. Such royalty statement shall be certified as accurate by a duly authorized officer of Licensee, reciting at minimum: (i) items, (ii) units sold, (iii) gross sales, (iv) discounts and allowances actually shown on the invoice, (v) state, county and city sales taxes billed to and payable by Licensee, and (vi) bona fide returns that are supported by credit memoranda issued to the customer. Such statements shall be furnished to Licensor whether or not any Licensed Products were sold during the reporting period, and whether or not any accrued royalty payments are due and/or payable for any quarter.

7.7

Inspection. UCANN shall have the right, at its expense, upon a minimum of five (5) days written notice to have a Certified Public Accountant inspect Licensee's books and records and all other documents and material in the possession of or under the control of Licensee with respect to the subject matter of this Agreement for the purpose of verifying the accuracy of Statement accountings due to UCANN. Such inspection shall take place at a reasonably convenient time, during normal business hours at the place or places where such records are normally retained by Licensee. UCANN shall have free and full access thereto for such purposes and shall be permitted to make copies thereof and extracts therefrom.

8.

TERMINATION. This Agreement and the License granted hereunder may be terminated prior to the expiration of the term of this Agreement as follows:

i.

This Agreement may be terminated by UCANN by written notice to LICENSEE upon the occurrence of any of the following: (a) failure of LICENSEE to pay any amounts owed hereunder when due; (b) LICENSEE’s material breach of or non- compliance with any other term of this Agreement, which other breach or non- compliance is not cured within ten calendar days after receipt of written notice of such breach or noncompliance from UCANN;

ii.

This Agreement may be terminated by LICENSEE by written notice to UCANN in the event of material breach by UCANN of its obligations under this Agreement, which breach is not cured within ten calendar days after receipt of written notice of such breach from LICENSEE.

9.

EFFECT OF TERMINATION. After expiration or termination of this Licensing Agreement for any reason, Licensee shall immediately discontinue the production all Products.

10.

RELATIONSHIP OF THE PARTIES. UCANN and Licensee acknowledge that in fulfilling the obligations under this Agreement, UCANN and Licensee are purely contracting parties and neither is the principal or agent, parent or subsidiary, master or servant, or employer or employee of the other. Neither UCANN nor Licensee has the authority to bind the other to any third person or otherwise to act in any way as the representative of the other unless expressly authorized by this Agreement otherwise expressly agreed to in writing signed by both Parties. Nothing contained in the Agreement is intended to give rise to a partnership, joint venture, or employment relationship between the Parties or to impose upon the Parties any of the duties or responsibilities of partners, joint venturers, or employer-employee. Except as otherwise authorized in writing, Licensee agrees to indicate to any third-party vendor or customer who is or may be doing business with UCANN, as appropriate, that Licensee has no authority to bind UCANN. Employees, agents or other persons furnished by UCANN shall be solely the employees or agents of UCANN and shall be under the sole and exclusive direction and control of UCANN. The Parties understand and agree, for purposes of any federal, state, or local law, that neither UCANN nor any of its agents or employees will be treated as agents or employees of Licensee with respect to the Licensing Agreement and that UCANN has sole responsibility for all decisions with respect to its personnel, including but not limited to hiring, firing, disciplining, directing, training, setting and paying compensation, and providing benefits, if any.

11.

COMPLIANCE WITH REGULATORY AUTHORITES. Notwithstanding anything contained herein to the contrary, the Parties acknowledge and agree that all provisions of this Agreement may be subject to regulatory oversight and approval. In the event that any provision is determined to be non-compliant by any applicable regulatory authority, this Agreement shall be amended by the Parties in good faith within the timeframe given by the applicable regulatory authority or 30 (Thirty) days, whichever occurs earlier. If the Parties are unable to negotiate appropriate amendments within the required timeframe, this Agreement shall terminate and be subject to the provisions of Section 7 above.

12.

ASSIGNABILITY. This Licensing Agreement is personal to Licensee. Neither this Licensing Agreement nor any of Licensee’s rights hereunder shall be sold, transferred or assigned by Licensee without UCANN’s prior written approval. No rights shall be vested by operation of law or otherwise in any assignee, receiver, liquidator, trustee or other party. Other than as permitted by UCANN, any attempted assignment by Licensee without Licensor's prior written approval is a material breach of this Agreement and such purported assignment by Licensee will be null and void and will not pass any rights or interests to any purported assignee. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

13.

ENTIRE AGREEMENT.

13.1

This Licensing Agreement, and all Schedules and Exhibits attached hereto, constitutes the entire agreement and understanding between the Parties and replaces all previous agreements written or oral on the subject matter of this agreement. There are no representations, promises, agreements, warranties, covenants or understandings other than those contained herein. None of the provisions of this Licensing Agreement may be waived or modified, except expressly in writing signed by both parties. However, failure of either party to require the performance of any term in this Licensing Agreement or the waiver by either party of any breach shall not prevent subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

13.2

Notwithstanding anything contained herein to the contrary, if any relevant laws or regulations change in any way which impacts this Agreement, the parties shall address any such changes in good faith to negotiate adjustments to comply with applicable law.

14.

PRESS RELEASE, ETC. Except for the initial filing of a Form 8-K with the Securities and Exchange Commission, and an accompanying press release, neither UCANN or Licensee may publicize the Patent without mutual written consent.

15.

TERM AND RENEWAL. This Agreement and the license granted hereunder shall continue in full force and effect for  years from the Effective Date unless otherwise terminated by operation of law or in accordance with the terms of this Licensing Agreement.

16.

TERRITORY. The license granted by UCANN to Licensee under this Licensing Agreement shall be restricted to Licensee’s operations located in California.

17.

COUNSEL/INTERPRETATION. Each party acknowledges that it has obtained legal advice in connection with this Agreement and agrees that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing an instrument to be drafted.

18.

FORCE MAJEURE. Neither Licensee or UCANN shall not be liable for any failure to perform its obligations hereunder where such failure results from any cause beyond the party’s reasonable control, including, without limitation, change of regulatory structure, weather or climate related challenges, change in federal, state, or local law that makes the party’s activities reasonably impracticable, regulatory action by any government or government agency, law enforcement interference, natural disaster, or act of God.

19.

GOVERNING LAW; ATTORNEY FEES. This Licensing Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Colorado. Any action arising out of or relating to this Licensing Agreement shall be brought only in the state courts of Denver County, Colorado, and the Parties expressly consent to such court’s jurisdiction and irrevocably waive any objection with respect to the same, including any objection based on forum non conveniens. The parties agree that in the event that one party commences an action against the other party, then the prevailing party in any such action shall be awarded its reasonable attorneys’ fees and costs, in addition to any other relief to which it may be entitled.

20.

SEVERABILITY. The determination that any provision of this Licensing Agreement is invalid or unenforceable shall not invalidate the entire Licensing Agreement, and the remainder of this Licensing Agreement shall be valid and enforceable to the fullest extent permitted by law.

21.

NOTICES. Notices under this agreement shall be sent to:

For FLRish IP, LLC

FLRish IP, LLC

c/o Legal Department

2100 Embarcadero, Suite 201,

Oakland CA 94606

For UCANN:

United Cannabis Corporation Chad Ruby

301 Commercial Road Unit D

Golden, CO 80401

22.

COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.

HEADINGS. All headings used in this Agreement are for clarification and reference purposes only.

IN WITNESS WHEREOF, the Parties hereto have caused this Licensing Agreement to be executed by their duly authorized officers or representatives with the intent that it be effective as of the Effective Date.

UCANN		LICENSEE

By:	/s/ Earnest Blackmon	By:	/s/ Steve DeAngelo
Name:	Earnest Blackmon	Name:	Steve DeAngelo
Title:	CEO	Title:	CEO

Date:	1/24/2018	Date:	1/22/2018

For:	United Cannabis Corporation	For:	Harborside Health Association, LLC

SCHEDULE A PRODUCTS

The following capsule products manufactured by Advesa Corporation:

Product Type	SKU	Initial Price	Lead Time (from order, in days)
Awake 10 pack (5 mg)	P-AW-10- 05	$7.50	30
Awake 10 pack (10 mg)	P-AW-10- 10	$10.00	30
Sleep (PM Pain) 10 pack (5 mg)	P-SL-10- 05	$7.50	30
Sleep (PM Pain) 10 pack (10 mg)	P-SL-10- 10	$10.00	30
Revive/Recovery 10 pack (5 mg)	P-RE-10- 05	$7.50	30
Revive/Recovery 10 pack (10 mg)	P-RE-10- 10	$10.00	30